Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(464) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FIRST QUARTER 2013 FINANCIAL RESULTS

New York, New York, May 1, 2013 - Genco Shipping & Trading Limited (NYSE: GNK) (“Genco” or the “Company”) today reported its financial results for the three months ended March 31, 2013.

The following financial review discusses the results for the three months ended March 31, 2013 and March 31, 2012.

First Quarter 2013 and Year-to-Date Highlights

•	Recorded net loss attributable to Genco for the first quarter of $48.2 million, or $1.12 basic and diluted loss per share;

•	Maintained cash position of $65.2 million on a consolidated basis, including restricted cash;

o	$64.2 million at Genco Shipping & Trading Limited, including restricted cash;
o	$1.0 million at Baltic Trading Limited; and

•
Continued a short-term time charter strategy by fixing vessels on spot market-related time charters with the option to convert to a fixed rate and on short-term charters while the market remains volatile.

Financial Review: 2013 First Quarter

The Company recorded net loss attributable to Genco for the first quarter of 2013 of $48.2 million, or $1.12 basic and diluted loss per share. Comparatively, for the three months ended March 31, 2012, net loss attributable to Genco was $33.1 million, or $0.87 basic and diluted loss per share.

EBITDA was $7.7 million for the three months ended March 31, 2013 versus $25.2 million for the three months ended March 31, 2012.

Robert Gerald Buchanan, President, commented, “During the first quarter, we utilized our modern and versatile fleet of 53 vessels to continue to provide multinational charterers with high-quality tonnage. Consistent with this critical objective, we continue to maintain an efficient operating platform as daily vessel operating expenses during the first quarter were below management’s budget. Our status as one of the lowest cost operators in the industry bodes well for Genco to operate in an uncertain rate environment.”

Genco’s voyage revenues decreased to $39.7 million for the three months ended March 31, 2013 versus $59.0 million for the three months ended March 31, 2012, mainly due to lower charter rates achieved by the majority of the vessels in our fleet. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased to $6,963 per day for the three months ended March 31, 2013 compared to $10,480 per day for the three months ended March 31, 2012. The decrease in TCE rates resulted from lower charter rates achieved in the first quarter of 2013 versus the same period in 2012 for the majority of the vessels in our fleet. The reduction of iron ore cargoes from Brazil combined with weather related disruptions in Australia, increased vessel supply and a prolonged strike in Colombian coal mines contributed to a weak freight rate environment for the first quarter of 2013.

Total operating expenses decreased to $71.0 million for the three months ended March 31, 2013 from $72.4 million for the three-month period ended March 31, 2012 as a result of slightly lower vessel operating expenses and general and administrative expenses. Vessel operating expenses were $27.1 million for the first quarter of 2013 compared to $27.8 million for the same period in 2012. The decrease in vessel operating expenses was primarily due to lower maintenance related expenses for the first quarter of 2013 versus the same period in 2012.

Depreciation and amortization expenses were $34.4 million for both the first quarter of 2013 and the first quarter of 2012. General, administrative and management fees slightly decreased to $8.2 million in the first quarter of 2013 from $8.7 million in the first quarter of 2012.

Daily vessel operating expenses, or DVOE, decreased to $4,860 per vessel per day during the first quarter of 2013 as compared to $4,933 per vessel per day for the first quarter of 2012, mainly due to lower maintenance related expenses during the first quarter of 2013 compared to the same period of 2012. Our first quarter of 2013 DVOE is below our budget established at the beginning of the year. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, our DVOE budget for 2013 is $5,250 per vessel per day on a weighted average basis for the 53 vessels in our fleet, excluding vessels owned by Baltic Trading Limited.

John C. Wobensmith, Chief Financial Officer, commented, “Genco remains committed to effectively managing the Company through the current drybulk shipping cycle. While we continue to operate in a challenging drybulk market, management remains focused on employing a large majority of vessels on short-term or spot market-related contracts with creditworthy counterparties. Our opportunistic time charter approach provides the ability to benefit from a rising freight rate environment and capitalize on the positive long-term demand for the global transportation of essential drybulk commodities along worldwide shipping routes.”

Liquidity and Capital Resources

 Cash Flow

Net cash used in operating activities for the three months ended March 31, 2013 and 2012 was $17.4 million and $8.0 million, respectively. The decrease in cash provided by operating activities was primarily due to a net loss of $52.0 million for the three months ended March 31, 2013 compared to a net loss of $36.4 million for the three months ended March 31, 2012, which resulted from lower charter rates achieved in the first quarter of 2013 versus the same period in 2012 for the majority of the vessels in our fleet.

Net cash used in investing activities for the three months ended March 31, 2013 and 2012 was $13,000 and $1.5 million, respectively.  The decrease was due to the use of less funds for vessel related and fixed asset purchases during the first quarter of 2013 compared to 2012. For the three months ended March 31, 2013, cash used in investing activities consisted of the purchase of fixed assets in the amount of $13,000. For the three months ended March 31, 2012, cash used in investing activities was predominantly due to purchases of fixed assets in the amount of $1.2 million and vessel related purchases totaling $0.3 million.

Net cash used in financing activities was $0.2 million during the three months ended March 31, 2013 versus $28.2 million of net cash provided by financing activities during the three months ended March 31, 2012.  Cash used in financing activities for the three months ended March 31, 2013 consisted of the $0.2 million dividend payment of our subsidiary, Baltic Trading Limited, to its outside shareholders. Under amendments to all three of our credit facilities in July of 2012 Genco’s scheduled amortization payments have been eliminated for each of the credit facilities through and including the quarter ending December 31, 2013. Cash used in financing activities for the three months ended March 31, 2012 mainly consisted of the following: $12.5 million repayment of debt under the 2007 Credit Facility, $5.1 million repayment of debt under the $253 Million Term Loan Facility, $1.9 million repayment of debt under the $100 Million Term Loan Facility, $0.1 million of deferred financing costs and the $2.2 million dividend payment of our subsidiary, Baltic Trading Limited, to its outside shareholders. Those uses partially offset $50.1 million of net proceeds provided by our follow-on offering in February 2012.

Given the current drybulk rate environment, the Company may be unable to maintain compliance with certain covenants under our credit facilities at measurement dates during the twelve months ending March 31, 2014. We have therefore reclassified Genco’s long term financing arrangements as short term in our Consolidated Balance Sheet at March 31, 2013.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Excluding Baltic Trading Limited’s vessels, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt. In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional expenditures due to special surveys and drydockings for our fleet.  We estimate that one of our vessels will be drydocked during the second quarter of 2013. We further anticipate that one additional vessel will be drydocked during the remainder of 2013.

We estimate our drydocking costs for our fleet, excluding the vessels owned by Baltic Trading Limited, through 2014 to be:

	Q2 2013	Q3-Q4 2013	2014
Estimated Costs (1)	$0.8 million	$0.8 million	$15.8 million
Estimated Offhire Days (2)	20	20	420

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The Genco Challenger and Genco Constantine completed their respective drydockings during the first quarter of 2013.  The vessels were on planned offhire for an aggregate of 31.8 days in connection with their scheduled drydockings at a cumulative cost of approximately $1.3 million for the first quarter of 2013.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended
	March 31, 2013	March 31, 2012
	(Dollars in thousands, except share and per share data)
	(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$39,676	$59,025
Service revenues	810	819
Total revenues	40,486	59,844

Operating expenses:
Voyage expenses	1,272	1,410
Vessel operating expenses	27,119	27,834
General, administrative and management fees	8,191	8,696
Depreciation and amortization	34,378	34,425
Total operating expenses	70,960	72,365

Operating loss	(30,474)	(12,521)

Other income (expense):
Other income (expense)	19	(16)
Interest income	18	155
Interest expense	(21,289)	(23,730)
Other expense	(21,252)	(23,591)

Loss before income taxes	(51,726)	(36,112)

Income tax expense	(224)	(271)

Net loss	(51,950)	(36,383)
Less: Net loss attributable to noncontrolling interest	(3,787)	(3,312)

Net loss attributable to Genco Shipping & Trading Limited	$(48,163)	$(33,071)

Net loss per share - basic	$(1.12)	$(0.87)

Net loss per share - diluted(1)	$(1.12)	$(0.87)

Weighted average common shares outstanding - basic	43,161,510	38,090,590

Weighted average common shares outstanding - diluted(1)	43,161,510	38,090,590

	March 31, 2013	December 31, 2012
BALANCE SHEET DATA:	(unaudited)
Cash (including restricted cash)	$65,199	$82,750
Current assets	97,367	102,460
Total assets	2,803,190	2,843,371
Current liabilities	1,476,774	25,680
Total long-term debt	101,250	1,524,357
Shareholders' equity (including $191.4 million and $194.9 million of non-controlling interest at March 31, 2013 and December 31, 2012, respectively)	1,222,222	1,261,207

	Three Months Ended
	March 31, 2013	March 31, 2012
	(unaudited)

Net cash used in operating activities	$(17,366)	$(7,969)
Net cash used in investing activities	(13)	(1,547)
Net cash (used in) provided by financing activities	(172)	28,231

1)  The convertible notes were anti-dilutive for the quarters ended March 31, 2013 and March 31, 2012.

	Three Months Ended
	March 31, 2013	March 31, 2012
	(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)
Net Loss attributable to Genco Shipping & Trading Limited	$(48,163)	$(33,071)
+ Net interest expense	21,271	23,575
+ Income tax expense	224	271
+ Depreciation and amortization	34,378	34,425
EBITDA(1)	$7,710	$25,200

	Three Months Ended
	March 31, 2013	March 31, 2012
GENCO STANDALONE FLEET DATA:	(unaudited)
Total number of vessels at end of period	53	53
Average number of vessels (2)	53.0	53.0
Total ownership days for fleet (3)	4,770	4,823
Total available days for fleet (4)	4,718	4,678
Total operating days for fleet (5)	4,679	4,644
Fleet utilization (6)	99.2%	99.3%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$6,995	$10,981
Daily vessel operating expenses per vessel (8)	4,875	4,958

	Three Months Ended
	March 31, 2013	March 31, 2012
CONSOLIDATED FLEET DATA:	(unaudited)
Total number of vessels at end of period	62	62
Average number of vessels (2)	62.0	62.0
Total ownership days for fleet (3)	5,580	5,642
Total available days for fleet (4)	5,515	5,497
Total operating days for fleet (5)	5,476	5,458
Fleet utilization (6)	99.3%	99.3%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$6,963	$10,480
Daily vessel operating expenses per vessel (8)	4,860	4,933

(1) EBITDA represents net (loss) income attributable to Genco Shipping & Trading Limited plus net interest expense, taxes and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Our management uses EBITDA as a performance measure in our consolidating internal financial statements, and it is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing.  EBITDA presents investors with a measure in addition to net income to evaluate the Company’s performance prior to these costs.  EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP.  EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows.  The definition of EBITDA used here may not be comparable to that used by other companies.  The foregoing definition of EBITDA differs from the definition of Consolidated EBITDA used in the financial covenants of our 2007 Credit Facility, our $253 Million Term Loan Credit Facility, and $100 Million Term Loan Credit Facility.  Specifically, Consolidated EBITDA substitutes gross interest expense (which includes amortization of deferred financing costs) for net interest expense used in our definition of EBITDA, includes adjustments for restricted stock amortization and non-cash charges for deferred financing costs related to the refinancing of the other credit facilities or any non-cash losses from our investment in Jinhui and excludes extraordinary gains or losses and gains or losses from derivative instruments used for hedging purposes or sales of assets other than inventory sold in the ordinary course of business.
(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period

(3) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(4) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels between time charters. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(5) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(6) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(7) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(8) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading’s vessels, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels.

Our current fleet, other than Baltic Trading’s vessels, contains ten groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of May 1, 2013, the average age of our fleet was 8.0 years, as compared to the average age for the world fleet of approximately 10 years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Genco's current fleet, excluding Baltic Trading’s vessels:

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	January 2014	103% of BCI(3)
Genco Tiberius	2007	Cargill International S.A.	September 2013	100% of BCI
Genco London	2007	Cargill International S.A.	July 2013	100% of BCI
Genco Titus	2007	Swissmarine Services S.A.	June 2013	100% of BCI
Genco Constantine	2008	Cargill International S.A.	October 2013	100% of BCI
Genco Hadrian	2008	Swissmarine Services S.A.	October 2013	98.5% of BCI
Genco Commodus	2009	Swissmarine Services S.A.	February 2014	99% of BCI(4)
Genco Maximus	2009	Swissmarine Services S.A.	December 2013	98.5% of BCI
Genco Claudius	2010	Swissmarine Services S.A.	January 2014	98.5% of BCI

Panamax Vessels
Genco Beauty	1999	Global Maritime Investments Ltd.	May 2013	97% of BPI
Genco Knight	1999	Swissmarine Services S.A.	January 2014	98% of BPI(5)
Genco Leader	1999	TTMI Sarl	December 2013	100% of BPI
Genco Vigour	1999	Global Maritime Investments Ltd.	May 2013	97% of BPI
Genco Acheron	1999	Global Maritime Investments Ltd.	May 2013	97% of BPI
Genco Surprise	1998	Swissmarine Services S.A.	September 2013	97% of BPI
Genco Raptor	2007	Global Maritime Investments Ltd.	May 2013	100% of BPI
Genco Thunder	2007	Swissmarine Services S.A.	June 2013	97% of BPI

Supramax Vessels
Genco Predator	2005	D’Amico Dry Ltd.	May 2013/Oct. 2014	103% of BSI/101% of BSI(6)
Genco Warrior	2005	Pacific Basin Chartering Ltd.	May 2014	101% of BSI
Genco Hunter	2007	Pacific Basin Chartering Ltd.	July 2013	105% of BSI
Genco Cavalier	2007	Siva Bulk Ltd.	May 2013	$6,500(7)
Genco Lorraine	2009	Pioneer Navigation Ltd.	July 2013	$9,400
Genco Loire	2009	Clipper Bulk Shipping N.V.	July 2013	$9,950
Genco Aquitaine	2009	Klaveness Chartering	June 2013	$9,350(8)
Genco Ardennes	2009	Hamburg Bulk Carriers	February 2014	$10,250
Genco Auvergne	2009	Pioneer Navigation Ltd.	July 2014	100% of BSI(9)
Genco Bourgogne	2010	Thoresen Shipping Singapore PTE Ltd.	July 2013	$8,000
Genco Brittany	2010	D’Amico Dry Ltd.	October 2014	100% of BSI(10)
Genco Languedoc	2010	D’Amico Dry Ltd.	January 2015	100% of BSI(11)
Genco Normandy	2007	Noble Chartering	May 2013	$9,000(12)
Genco Picardy	2005	Pioneer Navigation Ltd.	December 2014	101% of BSI
Genco Provence	2004	Pioneer Navigation Ltd.	March 2014	101% of BSI
Genco Pyrenees	2010	Noble Chartering	June 2013	$9,000(13)
Genco Rhone	2011	Pioneer Navigation Ltd.	November 2015	100% of BSI(14)

Handymax Vessels
Genco Success	1997	ED & F MAN Shipping Ltd.	May 2013	91.5% of BSI
Genco Carrier	1998	Klaveness Chartering	June 2013	91% of BSI
Genco Prosperity	1997	ED & F MAN Shipping Ltd.	June 2013	$7,000
Genco Wisdom	1997	ED & F MAN Shipping Ltd	March 2014	91.5% of BSI(15)
Genco Marine	1996	ED & F MAN Shipping Ltd.	May 2013	91% of BSI
Genco Muse	2001	Pacific Basin Chartering Ltd.	April 2014	92.5% of BSI(16)

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	August 2013	Spot(17)
Genco Pioneer	1999	Lauritzen Bulkers A/S	August 2013	Spot(17)
Genco Progress	1999	Lauritzen Bulkers A/S	May 2014	Spot(17)
Genco Reliance	1999	Lauritzen Bulkers A/S	May 2014	Spot(17)
Genco Sugar	1998	Lauritzen Bulkers A/S	May 2014	Spot(17)
Genco Charger	2005	Pacific Basin Chartering Ltd.	February 2015	100% of BHSI
Genco Challenger	2003	Pacific Basin Chartering Ltd.	February 2015	100% of BHSI(18)
Genco Champion	2006	Pacific Basin Chartering Ltd.	August 2015	100% of BHSI(19)
Genco Ocean	2010	Cargill International S.A.	June 2013	$8,500-$13,500 with 50% profit sharing(20)

Genco Bay	2010	Pacific Basin Chartering Ltd.	December 2014	107% of BHSI(21)
Genco Avra	2011	Cargill International S.A.	March 2014	$8,500-$13,500 with 50% profit sharing(20)
Genco Mare	2011	Cargill International S.A.	May 2015	115% of BHSI
Genco Spirit	2011	Cargill International S.A.	September 2014	$8,500-$13,500 with 50% profit sharing(20)

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Under the terms of each contract, the charterer is entitled to extend the time charter from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2) Time charter rates presented are the gross daily charterhire rates before third-party commissions generally ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.

(3) We have agreed to an extension with Cargill International S.A. on a spot market-related time charter for 10.5 to 14.5 months based on 103% of the Baltic Capesize Index (BCI), published by the Baltic Exchange, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Capesize FFA values at 103%.  The extension began on March 1, 2013.

(4) We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter based on 99% of the BCI, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  The minimum and maximum expiration dates of the time charter are February 15, 2014 and May 15, 2014, respectively.  Genco maintains the option to convert to a fixed rate based on Capesize FFA values at 99%.  The extension is expected to begin on or about May 16, 2013.

(5) We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter based on 98% of the Baltic Panamax Index (BPI), published by the Baltic Exchange, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  The minimum and maximum expiration dates of the time charter are January 1, 2014 and April 1, 2014, respectively.  Genco maintains the option to convert to a fixed rate based on Panamax FFA values at 98%.  The extension began on March 9, 2013.

(6) We have agreed to an extension with D’Amico Dry Ltd. on a spot market-related time charter based on 101% of the Baltic Supramax Index (BSI), published by the Baltic Exchange, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  The minimum and maximum expiration dates of the time charter are October 7, 2014 and January 7, 2015, respectively.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 101%.  The extension is expected to begin on or about May 11, 2013.

(7) We have reached an agreement with Siva Bulk Ltd. on a time charter for approximately 25 days at a rate of $6,500 per day.  Hire is paid every 15 days in advance less a 5.00% third party brokerage commission.  The vessel delivered to charterers on April 23, 2013. The vessel was previously fixed with DHL Project & Chartering Ltd. for $7,000 per day.

(8) We have reached an agreement with Klaveness Chartering on a time charter for 3 to 5.5 months at a rate of $9,350 per day.  Hire is paid every 15 days in advance less a 5.00% third party brokerage commission.  The vessel delivered to charterers on March 29, 2013.

(9) We have reached an agreement with Pioneer Navigation Ltd. on a spot market-related time charter based on 100% of the BSI, as reflected in daily reports, except for the initial 30 days in which the hire rate is based on the average of the Baltic Supramax S2 and S3 routes.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  The minimum and maximum expiration dates of the time charter are July 1, 2014 and October 1, 2014, respectively.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 100%.  The vessel delivered to charterers on April 17, 2013.

(10) We have agreed to an extension with D’Amico Dry Ltd. on a spot market-related time charter based on 100% of the BSI, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  The minimum and maximum expiration dates of the time charter are October 1, 2014 and January 1, 2015, respectively.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 100%.  The extension began on April 9, 2013.

(11) We have reached an agreement with D’Amico Dry Ltd. on a spot market-related time charter based on 100% of the BSI, as reflected in daily reports, except for the initial 35 days in which the hire rate will be based on the average of the Baltic Supramax S2 and S3 routes.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  The minimum and maximum expiration dates of the time charter are January 5, 2015 and March 5, 2015, respectively.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 100%.  The vessel delivered to charterers on March 4, 2013.

(12) We have reached an agreement with Noble Chartering on a time charter for approximately 20 days at a rate of $9,000 per day.  Hire is paid every 15 days in advance less a 5.00% third party brokerage commission.  The vessel delivered to charterers on April 26, 2013.

(13) We have reached an agreement with Noble Chartering on a time charter for approximately 50 days at a rate of $9,000 per day.  Hire is paid every 15 days in advance less a 5.00% third party brokerage commission.  The vessel is expected to deliver to charterers on or about May 8, 2013 after repositioning.  A ballast bonus will be awarded after the repositioning period.  The vessel redelivered from Navig8 Inc. on April 20, 2013.

(14) We have reached an agreement with Pioneer Navigation Ltd. on a spot market-related time charter based on 100% of the BSI, as reflected in daily reports, except for the initial 33 days in which the hire rate is based on the average of the Baltic Supramax S2 and S3 routes.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  The minimum and maximum expiration dates of the time charter are November 1, 2015 and March 1, 2016, respectively.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 100%.  The vessel delivered to charterers on March 6, 2013.

(15) We have reached an agreement with ED & F MAN Shipping Ltd. on a spot market-related time charter for 11 to 13.5 months based on 91.5% of the BSI, as reflected in daily reports, except for the initial 30 days in which the hire rate will be based on 91.5% of the average of the Baltic Supramax S2 and S3 routes.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 91.5%.  The vessel delivered to charterers on April 21, 2013.

(16) We have reached an agreement with Pacific Basin Chartering Ltd. on a spot market-related time charter based on 92.5% of the BSI, as reflected in daily reports, except for the initial 30 days in which the hire rate will be based on 92.5% of the average of the Baltic Supramax S2 and S3 routes.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  The minimum and maximum expiration dates of the time charter are April 23, 2014 and July 23, 2014, respectively.  Genco maintains the option to convert to a fixed rate based on Supramax FFA value at 92.5%.  The vessel delivered to charterers on April 13, 2013 after repositioning.  The vessel’s previous time charter ended on April 8, 2013.

(17) We have reached an agreement to enter these vessels into the LB/IVS Pool whereby Lauritzen Bulkers A/S acts as the pool manager. We can withdraw up to two vessels with three months’ notice and the remaining three vessels with 12 months’ notice.

(18) We have reached an agreement with Pacific Basin Chartering Ltd. on a spot market-related time charter for 23 to 27 months based on 100% of the Baltic Handysize Index (BHSI), as published by the Baltic Exchange, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Handysize FFA values at 100%.  The vessel delivered to charterers on March 13, 2013 after completion of drydock for scheduled repairs.

(19) We have agreed to an extension with Pacific Basin Chartering Ltd. on a spot market-related time charter based on 100% of the BHSI, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  The minimum and maximum expiration dates of the time charter are August 10, 2015 and November 10, 2015, respectively.  Genco maintains the option to convert to a fixed rate based on Handysize FFA values at 100%.  The extension began on April 15, 2013.

(20) The rate for the spot market-related time charter is linked with a floor of $8,500 and a ceiling of $13,500 daily with a 50% profit sharing arrangement to apply to any amount above the ceiling. The rate is based on 115% of the average of the daily rates of the BHSI, as reflected in daily reports. Hire is paid every 15 days in advance net of a 5.00% third party brokerage commission.  These vessels were acquired with existing time charters with below-market rates. For these below-market time charters, Genco allocates the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charter-hire. This intangible liability is amortized as an increase to voyage revenues over the minimum remaining terms of the applicable charters, at which point the respective liabilities will be amortized to zero and the vessels will begin earning the ‘‘Cash Daily Rate.’’ For cash flow purposes, Genco will continue to receive the rate presented in the ‘‘Cash Daily Rate’’ column until the charter expires.  Specifically, for the Genco Spirit, Genco Avra and Genco Ocean, the daily amount of amortization associated with the below-market rates are approximately $200, $350 and $700 per day over the actual cash rate earned, respectively.

(21) We have reached an agreement with Pacific Basin Chartering Ltd. on a spot market-related time charter based on 107% of the BHSI, as reflected in daily reports, except for the initial 35 days in which the hire rate is based on the average of the Baltic Handysize HS5 and HS6 routes.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  The minimum and maximum expiration dates of the time charter are December 1, 2014 and February 1, 2015, respectively.  Genco maintains the option to convert to a fixed rate based on Handysize FFA values at 107%.  The vessel delivered to charterers on March 9, 2013.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading Limited’s fleet, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels. References to Genco’s vessels and fleet in this press release exclude vessels owned by Baltic Trading Limited.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Thursday, May 2, 2013 at 8:30 a.m. Eastern Time, to discuss its 2013 first quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (888) 428-9473 or (719) 785-1753 and enter passcode 6968395. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 6968395. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines in demand or rates in the drybulk shipping industry; (ii) prolonged weakness in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the Company’s ability to obtain modifications or alternatives to its financing arrangements on acceptable terms; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and its reports on Form 10-Q and Form 8-K.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.